Exhibit 99.1 Press Release

Basin Water, Inc. Reports Second Quarter 2007 Results; Quarterly Revenues at $6.4 Million, Net Loss of $1.8 Million

RANCHO CUCAMONGA, Calif.—(BUSINESS WIRE)—August 14, 2007—Basin Water, Inc. (Nasdaq:BWTR) today reported financial results for the quarter ended June 30, 2007.

For the second quarter of 2007, revenues of $6.4 million increased $1.4 million when compared to revenues of $5.0 million in the second quarter of 2006, a 28% increase. System sales revenues were $5.2 million for the second quarter of 2007, compared to $4.2 million in the same period in 2006. As anticipated, the increase in system sales revenue this quarter was due primarily to a third party financing arrangement whereby Basin Water sold 10 water treatment systems of various capacities which had previously been placed with customers. The Company will continue to operate and maintain these systems for its customers. Operating contract revenues for the second quarter of 2007 were $1.2 million, an increase of $0.4 million over the second quarter of 2006.

Gross profit decreased by $1.4 million during the second quarter of 2007 to breakeven compared to a $1.4 million gross profit during the second quarter of 2006. The gross profit earned on the sale of the 10 treatment systems was offset by the costs incurred by the continued focus on correcting internal legacy projects and the high level of field service labor and engineering overhead costs incurred in the second quarter, and unabsorbed manufacturing overhead costs.

During the second quarter of 2007, selling, general and administrative (SG&A) expense increased to $2.4 million compared to $1.4 million in the second quarter of 2006, an increase of $1.0 million. The increase in SG&A expense was primarily attributable to an increase of $0.3 million in public company expense, accounting fees and director’s fees, an increase of $0.3 million in outside selling, marketing and promotion expenses, an increase of $0.2 million in personnel related costs associated with Basin Water’s growth, and an increase of $0.2 million in stock-based compensation expense in 2007, among other expenses.

The Company reported interest income of $0.7 million in the second quarter of 2007 compared to $0.4 million of interest income in the second quarter of 2006. Interest expense for the second quarter of 2007 was nominal, compared to $2.3 million expense in the second quarter 2006. The prior quarter included the costs associated with the repayment of debt at the time of the Company’s public offering including the write-off of debt related warrants and loan acquisition costs.

For the second quarter of 2007, the Company reported a net loss of $1.8 million compared to a net loss of $2.0 million in the second quarter of 2006.

Six Month Results

For the six months ended June 30, 2007 compared with June 30, 2006: revenues were $8.0 million compared to $8.7 million, loss from operations was $5.3 million versus $0.2 million and net loss was $3.9 million compared to $2.4 million.

As of June 30, 2007, the Company had a cash balance of $48.4 million and other current assets of $11.7 million, for total current assets of $60.1 million and current liabilities of $4.4 million, resulting in net working capital of $55.7 million.

Transition Completed

The President and Chief Operating Officer of Basin Water, Mike Stark, commented, “Over the past three quarters, we have been very focused on our transition efforts on establishing internal business processes and building the organization to effectively prepare for our intended growth and profitability. The Company has, for the most part, completed the transition efforts and we are now organized to pursue profitable revenue growth beginning in the second half of this year. We have, in a very short period of time, transitioned from a start-up company to a company capable of strong revenue growth with predictable profitability.

Acquisition Efforts

Mr. Stark added, “We continue our efforts to build the company by pursuing initiatives and investigating potential acquisitions designed to improve both our revenue growth and our profitability. We believe the appropriate acquisitions will provide us either faster geographic development or complimentary treatment technologies. Other acquisitions will allow us to leverage our technology and provide long-term sources of water to clients and municipalities.”

“We have completed our transition efforts; our organization is now poised to demonstrate its ability to focus on disciplined, aggressive and creative methods for growing the company. We have all the tools in place now, and believe the second half of 2007 will demonstrate to our stockholders that the organization can leverage those tools and build this organization into a profitable company with predictable revenue growth, taking advantage of the immense market in which we reside.”

Conference Call

The company will provide more detail regarding its second quarter results in a conference call and web cast to be held today, August 14, 2007 at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company’s website at www.basinwater.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website.

Basin Water, Inc. is a provider of reliable, long-term sources of water for many communities, which includes designing, building and implementing systems for the treatment of contaminated groundwater. Basin Water employs treatment technologies including its own proprietary, scalable ion-exchange wellhead treatment system which reduces groundwater contamination levels in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

FINANCIAL HIGHLIGHTS - BASIN WATER, INC.

Condensed Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$6,414	$4,963	$8,021	$8,666
Cost of revenues	6,389	3,565	8,283	6,121

Gross profit (loss)	25	1,398	(262)	2,545

Research and development expense	85	128	246	198

Selling, general and administrative expense	2,428	1,391	4,765	2,520

Loss from operations	(2,488)	(121)	(5,273)	(173)
Other income (expense)	699	(1,869)	1,327	(2,188)

Loss before taxes	(1,789)	(1,990)	(3,946)	(2,361)
Income tax benefit	—	—	—	—

Net loss	$(1,789)	$(1,990)	$(3,946)	$(2,361)

Net income (loss) per share:
Basic	$(0.09)	$(0.14)	$(0.20)	$(0.19)
Diluted	$(0.09)	$(0.14)	$(0.20)	$(0.19)

FINANCIAL HIGHLIGHTS - BASIN WATER, INC.

Condensed Balance Sheets

(in thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS:
Cash and cash equivalents	$48,364	$54,567
Other current assets	11,721	12,887

Total current assets	60,085	67,454

Property, plant and equipment, net	10,649	12,227
Other assets	13,673	10,371

TOTAL ASSETS	$84,407	$90,052

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable	$1,786	$1,562
Other current liabilities	2,569	5,928

Total current liabilities	4,355	7,490

Long-term liabilities	3,481	2,825
Stockholders' equity	76,571	79,737

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$84,407	$90,052

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant operating losses associated with certain of the company’s contracts, the company’s ability to improve its business processes, the company’s ability to consummate any acquisitions of water resource projects and convert non-potable water into drinking water supplies, the company’s ability to identify and consummate acquisition opportunities that improve the company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company’s ability to attract and retain qualified personnel and management members and the company’s ability to manage its capital to meet future liquidity needs and the timing of the company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the three months and the six months ended June 30, 2007. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

Contact: Basin Water, Inc.

Basin Water, Inc.

Tom Tekulve, 909-481-6800

Chief Financial Officer

www.basinwater.com